As filed with the Securities and Exchange Commission on August 13, 2014

Registration No. 333-196135

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
______________________

ROKA BIOSCIENCE, INC.
(Exact Name of Registrant as Specified in its Charter)

______________________

Delaware	27-0881542
(State or Other Jurisdiction	(I.R.S. Employer Identification No.)
of Incorporation or Organization)

20 Independence Boulevard
Warren, New Jersey 07059
(908) 605-4700
(Address of Principal Executive Offices)
 ______________________

ROKA BIOSCIENCE, INC. 2014 Equity Incentive Plan
(Full Title of the Plan)
______________________

Steven T. Sobieski
Senior Vice President and Chief Financial Officer
Roka Bioscience, Inc.
20 Independence Boulevard
Warren, New Jersey 07059
(Name and Address Including Zip Code, of Agent For Service)
(908) 605-4700
Telephone Number, Including Area Code
 _________________________

Copies to:

Steven M. Skolnick
Meredith Prithviraj
Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, NY 10020
(212) 262-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	Accelerated filer

Non-accelerated filer	Smaller Reporting Company☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, $0.001 par value per share	1,086,956(1)(2)	$10.20	$11,086,951	$1,428

(1) Covers 1,086,956 shares of common stock issuable under the Roka Bioscience, Inc. 2014 Equity Incentive Plan (the “2014 Plan”), and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, an indeterminable number of shares of common stock issuable under the 2014 Plan, as these amounts may be adjusted as a result of stock splits, stock dividends, antidilution provisions, and similar transactions.

(2) The number of shares reserved for issuance under the 2014 Plan will automatically increase on January 1st each year, starting on January 1, 2015 and continuing through January 1, 2024, by three percent (3%) of the total number of shares of the Registrant’s common stock outstanding on December 31st of the immediately preceding calendar year. Notwithstanding the foregoing, Registrant’s board of directors may act prior to January 1st of a given year to provide that there will be no January 1st increase in the shares reserved for issuance under the 2014 Plan for such year or that the increase for such year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence.

(3)  Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low sales price on the NASDAQ Global Market on August 7, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required to be contained in the Section 10(a) prospectus is omitted from this Registration Statement and will be delivered to the participants in the Roka Bioscience, Inc. 2014 Equity Incentive Plan (the “2014 Plan”) covered by this Registration Statement pursuant to Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents, which have been filed by Roka Bioscience, Inc. (the “Company”) with the Commission, are hereby incorporated by reference in this Registration Statement:

•
The Company’s Prospectus, dated July 16, 2014 and filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”) (Registration Statement No. 333-196135) on July 17, 2014 and which includes audited financial statements for the Company’s latest fiscal year;

•	our Quarterly Report on Form 10-Q for the period ended June 30, 2014, filed with the SEC on August 11, 2014;

•	our Current Report on Form 8-K filed with the SEC on August 11, 2014 (other than any portions thereof deemed furnished and not filed); and

•
The description of the Company’s common stock contained in its Registration Statement on Form 8-A filed on July 11, 2014 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.            Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.
Our amended and restated certificate of incorporation and amended and restated bylaws limit or eliminate the personal liability of our directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for: (i) any breach of the director’s duty of loyalty to us or our stockholders; (ii) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; (iii) any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or (iv) any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.
Our amended and restated bylaws provide for indemnification of our directors and executive officers to the maximum extent permitted by the Delaware General Corporation Law.

In addition, we have entered into indemnification agreements with each of our current directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.
We also maintain directors and officers liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

For a list of exhibits, see the Exhibit Index in this Registration Statement, which is incorporated into this Item by reference.

Item 9.         Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933,

each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Warren, State of New Jersey, on this 13th day of August, 2014.

ROKA BIOSCIENCE, INC.

By:	/s/ Paul G. Thomas
Paul G. Thomas
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul G. Thomas and Steven T. Sobieski, and each of them, his attorney-in-fact, with full power of substitution for him in any and all capacities, to sign any amendments to this Registration Statement, including any and all pre-effective and post-effective amendments and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul G. Thomas	President, Chief Executive Officer and Director (Principal Executive Officer)	August 13, 2014
Paul G. Thomas
/s/ Steven T. Sobieski	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 13, 2014
Steven T. Sobieski
/s/ M. James Barrett	Director	August 13, 2014
M. James Barrett, Ph.D.
/s/ Josh Bilenker	Director	August 13, 2014
Josh Bilenker, M.D.
/s/ Fred E. Cohen	Director	August 13, 2014
Fred E. Cohen, Ph.D., M.D.
/s/ Michael P. Doyle	Director	August 13, 2014
Michael P. Doyle, Ph.D.
/s/ David W. J. McGirr	Director	August 13, 2014
David W. J. McGirr
/s/ Jonathan T. Silverstein	Director	August 13, 2014
Jonathan T. Silverstein, J.D.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1
Seventh Amended and Restated Certificate of Incorporation of Roka Bioscience, Inc. (incorporated herein by reference to Exhibit 3.3 of the Registration Statement on Form S-1/A (File No. 333-196135) filed by the registrant).

4.2	Amended and Restated By-Laws of Roka Bioscience, Inc. (incorporated herein by reference to Exhibit 3.5 of the Registration Statement on Form S-1/A (File No. 333-196135) filed by the registrant).

4.3	Form of Stock Certificate of Roka Bioscience, Inc. (incorporated herein by reference to Exhibit 4.1 of the Registration Statement on Form S-1/A (File No. 333-196135) filed by the registrant).

5.1	Opinion of Lowenstein Sandler LLP

23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Lowenstein Sandler LLP (filed as part of Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to this registration statement on Form S-8)
99.1	Roka Bioscience, Inc. 2014 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.4 of the Registration Statement on Form S-1/A (File No. 333-196135) filed by the registrant).